Exhibit 11
Earnings Per Share

                                                Three months ended             Nine months ended
                                                   September 30,                 September 30,
                                                2001           2000           2001           2000
                                              --------       --------       --------       --------
Numerator:
     Net income                               $ 61,643       $ 65,077       $586,833       $102,287


Denominator:
     Denominator for basic earnings per
         share--weighted-average shares        388,052        320,267        388,052        320,267

     Effect of dilutive securities:
         Nonqualified stock options              7,530          1,911          7,530          1,342

                                              --------       --------       --------       --------
     Denominator for diluted earnings
         per share                             395,582        322,178        395,582        321,609
                                              ========       ========       ========       ========


Basic earnings per share                      $   0.16       $   0.20       $   1.51       $   0.32
                                              ========       ========       ========       ========

Diluted earnings per share                    $   0.16       $   0.20       $   1.48       $   0.32
                                              ========       ========       ========       ========


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